Exhibit 99.2

Explanation of Responses

(1) In addition to 440,708 shares of common stock directly held by Reporting Person Isaac Perlmutter, as previously reported on Table I, Mr. Perlmutter indirectly holds the following shares of common stock of the Issuer:

      (a) 6,698,453 shares of common stock directly owned by Reporting Person Object of which Mr. Perlmutter is the sole stockholder.

      (b) 840,708 shares of common stock directly held by the Trust, of which Mr. Perlmutter is a Trustee and sole beneficiary (see footnote (3) below).

      (c) 5,129,763 shares of common stock indirectly held by the Trust as the sole stockholder of Zib (see footnote (5) below).

(2) As previously reported on Table II, Mr. Perlmutter directly holds options to purchase 3,980,000 shares of common stock of the Issuer, and warrants to purchase 1,553,309 shares of common stock of the Issuer. In addition, Mr. Perlmutter indirectly holds warrants to purchase 3,050,000 shares of common stock of the Issuer, which are directly held by Reporting Person Object of which Mr. Perlmutter is the sole stockholder.

(3) These securities are directly held by the Trust. These securities are indirectly owned by Reporting Person Isaac Perlmutter, a Trustee and the sole beneficiary of the Trust. In addition to 840,708 shares of common stock directly held by the Trust, as previously reported on Table I, the Trust is deemed to be the beneficial owner of 5,129,763 shares of common stock of the Issuer held by Zib (see footnote (5) below) as the sole stockholder of Zib.

(4) These securities were directly held by The Laura & Isaac Perlmutter Foundation, Inc. (the "Foundation"), a Florida not-for-profit corporation, and indirectly owned by Reporting Person Isaac Perlmutter, who has sole voting and investment control over the securities held by the Foundation.

(5) These securities are directly held by Reporting Person Zib. The Trust is deemed to be the beneficial owner of these securities as the sole stockholder of Zib These securities are indirectly held Reporting Person Isaac Perlmutter, as a Trustee and the sole beneficiary of the Trust.